The Board of Directors
General American Life Insurance Company


                         Re:  "Variable General Select Plus"
                              "Russell Insurance Funds"


We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the Registration Statement and Prospectus for General American
Separate Account Eleven.



                              KPMG LLP


St. Louis, Missouri
April 27, 1999